Exhibit 5.1
Opinion of Counsel
June 28, 2007
Whitney Holding Corporation
228 St. Charles Ave.
New Orleans, LA 70130

Re:	Registration Statement on Form S-8 –
Whitney Holding Corporation 2007 Long-Term Compensation Plan
Ladies and Gentlemen:
     I have acted as counsel for Whitney Holding Corporation, a Louisiana corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 3,200,000 shares of the Company’s Common Stock, no par value (the “Shares”) which may be issued by the Company pursuant to the Whitney Holding Corporation 2007 Long-Term Compensation Plan (the “Plan”). I am furnishing this Opinion Letter pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.
     On the basis of such investigation as I deemed necessary, it is my opinion that the Shares are duly authorized for issuance, and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
     This opinion is limited to the federal laws of the United States and the laws of the State of Louisiana that, in my professional judgment, are normally applicable to transactions of the type contemplated by the Plan, and I do not express any opinion as to the effect of the laws of any other jurisdiction. This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my express written consent.
     I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ Joseph S. Schwertz, Jr.
Joseph S. Schwertz, Jr.
Corporate Secretary